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                                                                    EXHIBIT 23.2


                               CONSENT OF KPMG LLP

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


To the Board of Directors
Advanced Energy Industries, Inc.:

We consent to the inclusion of our report dated January 16, 1998 with respect to the consolidated statements of income, shareholders' equity and cash flows of RF Power Products, Inc. and subsidiary, for the year ended November 30, 1997 and the related schedule (not separately presented herein), which report appears in the Form 8-K of Advanced Energy Industries, Inc. dated August 11, 2000. We also consent to the incorporation by reference of such report in the registration statements (Nos. 333-79425 and 333-79429) on Form S-8 and the registration statement (No. 333-37378) on Form S-3 of Advanced Energy Industries, Inc.


/s/ KPMG LLP

Philadelphia, Pennsylvania
August 10, 2000